EVEREST ADVISORS CONSULTING SERVICES AGREEMENT

November 11, 2025

David Meniane

Chief Executive Officer Carparts.com, Inc.

2050 W. 190th Street, Suite 400

Torrance, CA 80504

Dear David,

Everest Advisors LLC, a Delaware limited liability company (“Everest”), is pleased that Carparts.com, Inc., a Delaware C-corporation, (the “Company,” “you” or “your”), has selected Everest to provide you with an executive to (1) be named as an officer of the corporation and (2) sign Securities and Exchange Commission (“SEC”) filings as a Principal Financial Officer (together with Exhibit A attached hereto, this “Agreement”). The Services (as defined in below) to be provided by Everest to the Company are more specifically set forth in Section B below and will primarily be performed by an Everest resource acceptable to the Company (the “Resource”). The Services will begin as soon as the Resource has been selected and commenced the engagement with the Company, which date is hereby agreed among the parties to be the effective date of this Agreement (the “Effective Date”).

A.The Resource & Work Relationship. Everest hereby represents to Company that Resource will use his best efforts to perform the Services as set forth in this Agreement, but that ultimately Everest shall be accountable for the Services provided under this Agreement. The Company acknowledges that it is solely responsible for determining whether the Services (assuming fulfillment by Everest) are sufficient for purposes hereof.

B.Engagement Scope & Deliverables. The objectives of the engagement are to (1) name an Everest Resource as an officer of the corporation and (2) sign SEC filings as Principle Financial Officer, which together constitutes the engagement scope as follows:
1.	Complete transition from Ryan Lockwood.
2.	Perform CFO activities and manage the Finance and Accounting team.
3.	Complete ASC360 impairment analysis.
4.	Progress the Company’s ABL facility, including pursuing new options for lenders.
5.	Other matters Company deems necessary within scope of CFO office.
C.Deposit. As a condition to providing the Services, Everest requires a security deposit of $5,000 (the “Deposit”), which will only be retained by Everest under the limited circumstances described in Exhibit A. The Deposit is due upon the execution of this Agreement. For avoidance of any doubt, the Deposit represents a payment to Everest that is in addition to the Fee for Services, and will be returned upon completion of the Services except as described in Exhibit A.
D.	Fees. Fees for the Services are as follows:
1.Rate: You will pay Everest an hourly rate of $400 per hour for the performance of the Services. Based on the Company’s guidance, the hours required to perform these services will be 5-10 hours per week, invoiced weekly based on actual hours worked. Invoices are due upon receipt. Written permission needed to exceed 10 hours per week.
2.Hiring Fees. The Company may hire the Resource at any time as its employee during the term of this engagement. Upon hiring the Resource, Everest shall be entitled to a fee equal to 30% of annual base pay of the Resource’s first year Annualized Fees, plus any remaining out-of-pocket expenses (collectively, the “Fee”). The Fee will be due within five days of the Resource commencing services with Company and shall be refundable in full if the Resource is terminated during the first 90 days of employment for good reason or for cause, as determined in good faith by the Board of Directors.
3.Expenses. The Company will reimburse the Resource directly for all travel and other incidental expenses (transportation, lodging, per diem) consistent with the other executives of the Company. Such expenses will be subject to the expense reimbursement policy of the Company. Any travel must be approved by the Company in advance.

E.Signatures. Everest appreciates the opportunity to serve you and believes this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided.

If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

EVEREST ADVISORS LLC

By:/s/ William Koschak  Name:William Koschak

Title:Chief Executive Officer

Address: 3334 East Coast Highway #710, Corona Del Mar, CA 92625

CARPARTS.COM, INC.

By:/s/ David Meniane  Name:David Meniane

Title:Chief Executive Officer

Address: 2050 W. 190th Street, Suite 400 Torrance, CA 60504

Exhibit A

Everest Advisors LLC Standard Terms and Conditions

This Exhibit A is attached to, and made a part of, that certain Everest Advisors Consulting Services Agreement (the “Agreement”), dated as of November 11, 2025, and made by and between Everest Advisors LLC, a Delaware limited liability company (“Everest”) and Carparts.com, Inc., a Delaware C-corporation (the “Company”). Capitalized terms used but not otherwise defined below shall have the definitions ascribed to them in the Agreement.

1.	Payment Terms. Subject in all respects to the terms and conditions of the Agreement:

All invoices are due upon receipt. Payments to Everest shall be made on the first day of the week via automatic debit from your authorized bank account upon receipt of the invoice from Everest. For the hourly portion of the engagement, Everest will prepare invoices weekly in arrears that are also due on receipt and should be paid via automatic debit. Any amounts not paid when due will be immediately assessed a service charge equal to the lesser of (i) one and one-half percent (1.5%) or

(ii) the maximum amount allowed under applicable law with a similar charge assessed every ensuing thirty (30) day period until such amounts are paid in full.

2.	Effective Dates.

The Agreement will be effective as of the Effective Date.

3.	Termination.

Either party may terminate the Agreement by providing the other party a minimum of five (5) days written notice. Everest will continue to provide, and the Company will continue to pay for, all due and undisputed Services until the effective date of such termination.

Either party may terminate the Agreement immediately upon written notice to the Company if the other party is engaged in or asks such party to engage in or ignore any illegal or unethical activity.

Subject in all respects to the terms and conditions of the Agreement, Everest may terminate the Agreement the Company fails to pay any due and undisputed amounts due to us under the Agreement when due.

In the event that the Resource ceases to be a partner or employee of Everest or becomes incapacitated in a manner that renders the Resource unable to provide materials Services, upon the mutual agreement of the parties, another Everest professional may replace the Resource.

The Company may terminate the Agreement upon written notice to Everest, if Everest materially breaches the Agreement, and such material breach is incapable of cure, or with respect to a material breach capable of cure, Everest does not cure such material breach within thirty (30) days after receipt of written notice of such breach.

4.	Independent Contractor.
5.The Resource shall perform services hereunder as an independent contractor and not as an employee, agent, joint venturer, or partner of the Company. The Resource shall not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements, or similar programs. The Resource shall have no power or authority to act for, represent, or bind the Company or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by the Company. The Resource agrees to take no action that expresses or implies that the Advisor has such power or authority.

6.	Annualized Fees.

For purposes herein, “Annualized Fees” means: (i) the Resource’s annualized base salary and any other guaranteed cash compensation; or (ii) the Resource’s hourly fees times 400 hours, if hired as an independent contractor.

7.	Hiring the Resource after Termination of the Agreement.

If, within the twelve (12) month period following the termination or expiration of the Agreement, Company or any of its subsidiaries or affiliates employs the Resource or engages the Resource as an independent contractor (collectively, the “Retention”), Company will promptly pay Everest a placement fee in an amount equal to thirty percent (30%) of the Annualized Fees within five (5) days of the Retention.

8.	Warranties and Disclaimers.

Everest represents and warrants to the Company that (i) Everest will perform the Services using commercially reasonable efforts in accordance with industry standards for similar services; and

(ii) it has the full right, power, and authority to enter into the Agreement and to perform its obligations hereunder.

The Company hereby represents and warrants to Everest that (i) it has the full right, power, and authority to enter into the Agreement and to perform its obligations hereunder; and (ii) the execution of the Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

Except as otherwise expressly set forth herein, it is understood that Everest does not have any obligation, contractual or otherwise, to the Company other than to provide the Services using commercially reasonable efforts in accordance with industry standards. Everest disclaims all other representations and warranties, whether express, implied, or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, Everest makes no representation or warranty with respect to the Resource or Services provided hereunder other than as set forth above and will not be responsible for any action taken by you in following or declining to follow any of the Resource’s advice or recommendations. The Services provided by Everest and the Resource hereunder are for the sole benefit of the Company and not any third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls. It is incumbent on you to report any unsatisfactory performance of the Resource on a timely basis. If you are unsatisfied with the performance of the Resource, you may terminate the Resource or request a replacement Resource which will be mutually agreed. All services performed up through the first date of unsatisfactory performance by Resource, as indicated in a notice from Company to Everest, will be considered valid and collectible.

9.	Limitation of Liability and Indemnity.
(a)Everest and the Company each agree to indemnify, hold harmless, and defend the other party and its managers, officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively the "Indemnified Party") against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys' fees, that are incurred by Indemnified Party/awarded against Indemnified Party in a final judgment, (collectively,

"Losses"), arising out of any third-party claim alleging: (a) material breach or non-fulfillment of any material representation, warranty, or covenant under the Agreement; (b) any grossly negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any reckless or willful misconduct) in connection with the performance of its obligations under the Agreement; or (d) any failure by Indemnifying Party to materially comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under the Agreement.

(b)In no event shall either party be liable under this proposal for consequential, indirect, incidental, special, exemplary, punitive or enhanced damages, arising out of, or relating to, and/or in connection with any breach of the Agreement, regardless of (i) whether such damages were foreseeable, (ii) whether or not it was advised of the possibility of such damages and (iii) the legal or equitable theory (contract, tort or otherwise) upon which the claim is based. In no event shall a party’s aggregate liability arising out of or related to this proposal, whether arising out of or related to breach of contract, tort (including gross negligence) or otherwise, exceed the total of the amounts paid to Everest in the three months preceding the event giving rise to the indemnification claim.
(c)Each party agrees to indemnify the other party to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any third-party cause of action, suit, or other proceeding arising in any way from this Agreement, except for such claims that are determined by binding arbitration to have arisen as a result of such party’s gross negligence, willful misconduct or intentional wrongdoing.
10.	Governing Law; Arbitration.
(a)The Agreement will be governed by the laws of the State of Delaware, without regard to conflicts of law’s provisions.
(b)All controversies, disputes or proceedings between the parties arising out of or related to the Agreement or the relationship of the Parties under the Agreement irrespective of the type of claim, shall be determined by binding arbitration under expedited procedures set forth in JAMS Comprehensive Arbitration Rules and Procedures as those rules exist on the effective date of the Agreement, including Rules 16.1 and 16.2 of those Rules. A Party may initiate an arbitration proceeding by sending written notice of such to the other Party (the “Arbitration Demand”). That notice shall specify the nature of the dispute. The arbitration shall be held in Orange County, California and administered by JAMS nearest office. All disputes relating to discovery which cannot immediately be resolved by the Parties to the dispute shall be submitted to the arbitrator for an expedited ruling. The arbitration shall be conducted by a single arbitrator mutually acceptable to the Parties to the dispute. If the Parties to the dispute are unable to agree upon a single arbitrator within twenty (20) days of receipt of an Arbitration Demand, then the arbitration shall be conducted by a single arbitrator appointed by JAMS in accordance with its rules. Notwithstanding any of the foregoing, the arbitrator may not award any incidental, indirect, consequential, or punitive damages, which includes, but is not limited to, damages for lost profits. The decision of the arbitrator shall be final and binding on all parties.
11.	Confidentiality.
(a)Use and Nondisclosure. Resource agrees at all times during the period of the

Agreement and all times thereafter, (i) not to directly or indirectly use or disclose to any person or entity any Confidential Information (defined below) for any reason or purpose whatsoever except as required in the course of Resource’s Retention for the Company’s benefit; or (ii) use, disclose to the Company, or induce the Company to use (knowingly or unknowingly), any confidential information, trade secret or documents belonging to others. Resource shall immediately notify the Company of any information which becomes known to Resource which indicates or suggests that an unauthorized use or disclosure of Confidential Information may have occurred or is likely to occur.

(b)Definition of Confidential Information. As used in the Agreement, the term “Confidential Information” means all confidential, proprietary, or secret information, including that conceived or developed by Resource solely or jointly with others, applicable to or in any way related to the past, present, or future business of the Company. Confidential Information includes, by way of example and without limitation, the Company’s personnel, financial, accounting and operational information, trade secrets, products, data and databases, computer programs, systems, documentation, flow charts, algorithms, source codes and any other material or information of whatever nature which provides the holder of such information an opportunity to gain an advantage over competitors. The Company’s determination that specific information constitutes Confidential Information shall be definitive and binding on Resource. Confidential Information will not include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of Resource, generally known or available to the public; (ii) was acquired by Resource before receiving such information from Company and without restriction as to use or disclosure; (iii) is rightfully furnished to Resource by a third party without restriction as to use or disclosure; or (iv) is independently developed by Resource without use or access to the Confidential Information.
(c)Return of Materials. Upon termination of the Agreement and regardless of the reason for such termination, Resource will leave at the Company’s premises, or promptly return to the Company, all documents, records, notebooks, magnetic tapes, disks, audio or visual materials, or other materials, including all copies in Resource’s possession or control that contain Confidential Information.
12.	Miscellaneous.
(a)The Agreement is the entire agreement between the parties for professional services and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to the Agreement will be valid unless in writing and signed by both parties.
(b)If any portion of the Agreement is found to be invalid or unenforceable, such provision will be severed from the remainder of the Agreement and will not cause the invalidity or un- enforceability of the remainder of the Agreement, except to the extent that the severed provision deprives either party of a material portion of its bargain.
(c)Neither party will be liable for any delay or failure to perform under the

Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.
(d)Company and/or Everest may not assign its rights or obligations under the Agreement without the express written consent of the other party, which shall not be unreasonably withheld.
(e)Company agrees to reimburse Everest for all legal fees, costs, and expenses (including cost of appeal or petitions) incurred by Everest related to the interpretation, enforcement, or collection of any amounts due under the Agreement.
(f)The Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to the Agreement or, in the case of waiver, by the party or parties waiving compliance.

(g)The Agreement may be executed in multiple counterparts and by facsimile signature, each of which will be deemed an original and all of which together will constitute one instrument.